FORD MOTOR COMPANY DEFERRED COMPENSATION PLAN
(Amended and Restated as of July 12, 2006)

1. Purpose. This Plan, which shall be known as the “Ford Motor Company Deferred Compensation Plan” and is hereinafter referred to as the “Plan”, is intended to provide for the deferment of payment of (i) awards of incentive compensation under the Ford Motor Company Annual Incentive Compensation Plan and similar plans, (ii) base salary, (iii) incentive awards payable in cash or stock under the Ford Motor Company 1990 Long-Term Incentive Plan, Ford Motor Company 1998 Long-Term Incentive Plan or any other incentive compensation plan of the Company and (iv) new hire payments.

2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

(a) The term “AIC Plan” shall mean the Ford Motor Company Annual Incentive Compensation Plan, as amended.

(b) The term “Committee” shall mean, unless the context otherwise requires, the following as they from time to time may be constituted:

(i) The Compensation Committee with respect to all matters affecting any Section 16 Person.

(ii) The Deferred Compensation Committee with respect to all matters affecting employees other than Section 16 Persons.

(c) The term “Company” when used in the Plan with reference to employment shall include subsidiaries of the Company.

(d) The term “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(e) The term “Deferred Compensation” shall mean compensation deferred pursuant to paragraph (a), (b), (c) or (d) of Section hereto, and any interest equivalents, dividend equivalents or other earnings or return on such amounts determined in accordance with the Plan.

(f) The term “Deferred Compensation Account” with respect to a participant shall mean the book entry account established by the Company for such participant with respect to his or her Deferred Compensation.

(g) The term “Deferred Compensation Committee” shall mean the committee comprised of the Group Vice President, Corporate Human Resources and Labor Affairs, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel or such other persons as may be designated members of such Committee by the Compensation Committee.

(h) The term “employee” shall mean any person who is regularly employed by the Company or a subsidiary at a salary (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Company or a subsidiary, including, but without limitation, any employee who also is an officer or director of the Company or a subsidiary.

(i) The term “Ford Stock” shall mean Ford Common Stock.

(j) The term “Ford Stock Unit” shall mean a unit having a value based upon Ford Stock.

(k) The term "IPOC" shall mean the Investment Process Oversight Committee comprised of the Vice President - Treasurer, the Associate General Counsel and Secretary, and the Vice President - Human Resources.

(l) The term "Investment Process Committee" shall mean the committee comprised of the Director - Global Trading and Governance, the Director - Asset Management, and the Manager - Savings and Executive Retirement Plans, North America.

(m) The term “LTI Plan” shall mean the Ford Motor Company 1990 Long-Term Incentive Plan, as amended, the Ford Motor Company 1998 Long-Term Incentive Plan, as amended, or any other long-term incentive plans subsequently adopted by the Company that are substantially similar to such plans.

(n) The term “SC Plan” shall mean the Ford Motor Company Supplemental Compensation Plan, as amended.

(o) The term “Section 16 Person” shall mean any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(p) The term “SSIP” shall mean the Company’s Savings and Stock Investment Plan for Salaried Employees, as amended.

(q) The term “subsidiary” shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company.

(r) The term “VIP Plan” shall mean Ford Motor Credit Company Variable Incentive Plan, as amended.

3. Administration. Except as otherwise herein expressly provided, the Compensation Committee shall have full power and authority to construe, interpret and administer the Plan. The Compensation Committee shall make all decisions relating to matters affecting any Section 16 Person, but may otherwise delegate any of its authority under the Plan. The Compensation Committee and the Deferred Compensation Committee each may at any time adopt or terminate, and may from time to time amend, modify or suspend such rules, regulations, policies and practices as they in their sole discretion may determine in connection with the administration of, or the performance of their respective responsibilities under, the Plan.

4. Eligibility of Participants; Amounts Deferrable.

(a) Participating Subsidiaries and Foreign Location Participants. The Deferred Compensation Committee shall determine the extent to which subsidiaries and employees at foreign locations may participate in the Plan or similar plans and the type and amount of compensation that may be deferred under, or the type and amount of account balances that may be transferred to, the Plan pursuant to this paragraph (a).

(b) Annual Incentive Compensation Deferrals Under the AIC Plan and Other Similar Plans. Subject to any limitations determined under paragraph (a) or paragraph (g) of this Section 4 or paragraph (a) of Section 5, U.S. employees who receive an annual incentive compensation award or an installment of such an award payable in cash under the AIC Plan or the VIP Plan, are eligible to defer payment under the Plan from 1% to 100%, in 1% increments, of such amount net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in Leadership Level 1-5 or the equivalent at the time of the election to defer. Notwithstanding the foregoing, the Compensation Committee may in its sole discretion allow deferrals under this paragraph (b) by persons that do not meet the eligibility requirements described above.

(c) Base Salary Deferrals. Subject to any limitations determined under paragraph (a) or paragraph (g) of this Section 4, U.S. employees who are eligible to participate in the AIC Plan or the VIP Plan, and who are actively employed by the Company in Leadership Level 1-5 or the equivalent at the time a salary deferral election is made are eligible to defer payment of from 1% to 50% of base salary in 1% increments, provided that the Compensation Committee has determined that base salary deferrals may be made for the employment period covered by such deferral. Notwithstanding the foregoing, the Compensation Committee may impose such additional limitations on eligibility as it deems appropriate in its sole discretion.

(d) Deferrals of Incentive Compensation. Subject to any limitations determined under paragraph (a) or paragraph (g) of this Section 4, U.S. employees who are eligible to participate in the AIC Plan or the VIP Plan, and who are actively employed by the Company at the time an election is made to defer payment of an award payable under the LTI Plan or other incentive compensation plan are eligible to defer payment of from 1% to 100%, in 1% increments, of such award net of applicable taxes, but not less than $1,000 or the equivalent value determined at the time of the deferral, provided that the Compensation Committee has determined that deferrals may be made for such awards. Notwithstanding the foregoing, the Compensation Committee may in its sole discretion allow deferrals under this paragraph (d) by persons that do not meet the eligibility requirements described above.

(e) Deferral of Awards under SC Plan. Notwithstanding anything in the Plan to the contrary, deferrals of awards of supplemental compensation made under the SC Plan for years 1995-1997 shall be governed by the same provisions of the Plan that apply to awards of incentive compensation under the AIC Plan. Any references to the AIC Plan shall be deemed to cover awards under the SC Plan.

(f) Deferral of New Hire Payments. Notwithstanding anything contained in the Plan to the contrary, subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, newly hired U.S. employees who are eligible to participate in the AIC Plan or the VIP Plan, and who received an employment offer from the Company that included a new hire payment in cash are eligible to defer payment from 1% to 100%, in 1% increments, of such new hire payment net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in Leadership Level 1-5 or the equivalent at the time the new hire payment would otherwise be payable in the absence of such deferral.

(g) Eligibility of Compensation Committee Members. No person while a member of the Compensation Committee shall be eligible to participate under the Plan.

(h) Transfer of Deferral Accounts from SC Plan. Effective as of the close of business on October 16, 1998, all outstanding book entry accounts maintained under the SC Plan in the form of contingent credits for cash and/or Ford Common Stock shall be transferred to the Plan and governed by the provisions of the Plan. Upon such transfer, contingent credits for cash shall be valued based on the Fidelity Retirement Money Market Portfolio and contingent credits for Ford Common Stock shall be valued based on the Ford Stock Fund until such time, if any, as all or any part of such amounts are transferred by the applicable participants to other investment options available under the Plan. Ultimate payout of a transferred deferral account shall be in cash, except that, to the extent that the transferred account is valued based on the Ford Stock Fund, the participant may make an election prior to the transfer of the account to receive the ultimate payout in whole shares of Common Stock.

(i) Transfer of Deferral Accounts to Visteon Plan. Anything in the Plan to the contrary notwithstanding, all outstanding book entry deferral accounts maintained under the Plan for participants who become employees of Visteon Corporation ("Visteon") or any of its consolidated subsidiaries immediately following employment with the Company shall be transferred to a new Visteon Deferred Compensation Plan ("Visteon DCP") to be adopted by Visteon and governed by the provisions of that plan, effective as of 5:00 p.m. Eastern Time on June 30, 2000 (the "Transfer Date"). The transferred account balances may not be immediately available for redesignations under the Plan until account balances have been properly verified by the recordkeepers for both plans. On and after the Transfer Date, any deferrals by such employees shall be made under the Visteon DCP, even if the election to defer was made prior to the Transfer Date. Unless the participant changes his or her investment options for any such deferral, the Visteon DCP shall honor the investment elections that were in effect under this Plan for such class year and type of compensation to the extent the Visteon DCP has the same investment choices. The Visteon DCP shall have a Ford Stock Fund investment option for those transferred accounts that had deferrals based on the Ford Stock Fund under this Plan as of the Transfer Date, but the Ford Stock Fund under the Visteon DCP shall be a "sell only" fund, and would not be available for any new deferrals or redesignations into such fund from other funds or for credits based on dividend equivalents. Distributions relating to the transferred accounts shall be made under the Visteon DCP in the form specified by the participant while employed by the Company.

(j) Payout in Ford Stock. Anything in the Plan to the contrary notwithstanding, the Compensation Committee may determine that certain awards otherwise payable in Ford Stock under the LTI Plan that are deferred under the Plan shall be distributed in whole shares of Ford Stock rather than in cash if, at the time of the initial deferral of the award, the participant elected (i) the Ford Stock Fund as the option for measuring the value of the award and (ii) shares of Ford Stock rather than cash as the form of payment. In addition, the Committee may require, as a condition to such deferral, that (x) the participant make the elections described in (i) and (ii) above, (y) the value of such deferral continue to be measured based on the Ford Stock Fund with no redesignation of such deferral to other measurement options under the Plan allowed and (z) the ultimate form of payout may not be changed by the participant to cash.

5. Deferral Elections.

(a) Annual Incentive Compensation Deferrals. For performance years beginning prior to January 1, 2005, a participant’s decision to defer payment of annual incentive compensation under paragraph (b) of Section 4 under the Plan must be made prior to October 31 of the performance year for which the compensation is determined. For performance years beginning on or after January 1, 2005, a participant’s decision to defer payment of annual incentive compensation under paragraph (b) of Section 4 under the Plan must be made prior to June 30 of the performance year for which the compensation is determined; provided, however, that newly hired employees may not make such an election to defer payment of annual incentive compensation in the year of hire.

(b) Base Salary Deferrals. A participant’s decision to defer payment of base salary under the Plan must be made prior to the calendar year during which the base salary will be earned; provided, however, that such decision may be made with respect to base salary earned during the first calendar year that base salary deferrals are permitted under the Plan within thirty days of implementation of the base salary component of the Plan but prior to earning any such salary.

(c) Incentive Compensation Deferrals. Subject to the limitations set forth in Section 4 hereof, the Compensation Committee shall determine the required timing for participants to make elections to defer payment of awards payable in cash or stock under the LTI Plan or other incentive compensation plan.

(d) New Hire Payment Deferrals. A participant’s decision to defer payment of a new hire payment must be made on or before the date of hire.

(e) Mandatory Deferrals. The Compensation Committee may mandatorily defer payment under the Plan of a portion of certain annual incentive compensation awards pursuant to the AIC Plan. The Compensation Committee may determine the extent to which it may mandatorily defer payment under the Plan of awards payable in cash or stock under the LTI Plan or other incentive compensation plan.

(f) Deferred Compensation Accounts. Amounts deferred pursuant to paragraphs (a), (b), (c), (d) or (e) of Section 5, and deferral amounts relating to any transfer to the Plan pursuant to paragraph (h) of Section 4, will be credited by book entry to the participant’s Deferred Compensation Account. All such amounts shall be held in the general funds of the Company. Each participant shall have the status of an unsecured general creditor of the Company with respect to his or her Deferred Compensation Account. The participant shall designate the percentage of the amount elected for deferral to be allocated to each investment option available under the Plan for purposes of accounting only and not for actual investment.

In addition, with respect to any particular deferral under the Plan, the participant shall elect at the time of the initial deferral election (i) the year in which distribution shall be made or distribution upon retirement and (ii) the method of distribution desired with respect to any such deferral election if the participant elected distribution upon retirement, i.e., in a lump sum payment or in up to ten annual installments.

(g) Prohibited Elections or Other Actions. Notwithstanding anything contained in the Plan to the contrary, no otherwise permissible election or other action is allowed that would trigger taxation of any amount under Section 409A of the Internal Revenue Code of 1986, as amended.

6. Investment Options; Methodology; No Ownership Rights.

(a) General. The IPOC has the sole discretion to determine the investment options available as the measurement mechanism for deferrals and redesignations under the Plan, the manner and extent to which elections may be made, the method of valuing the various investment options and the Deferred Compensation Accounts and the method of crediting the Deferred Compensation Accounts with, or making other adjustments as a result of, dividend equivalents, interest equivalents or other earnings or return on such Accounts. The Investment Process Committee shall perform the same functions under the Plan that it performs under the SSIP.

(b) Methodology. Unless otherwise determined by the Compensation Committee, the methodology for valuing the various investment options and the Deferred Compensation Accounts and for calculating amounts to be credited or debited or other adjustments to any Deferred Compensation Account with respect to any investment options shall be the same as that used under the SSIP.

(c) No Ownership Rights. Investment options available under the Plan shall be used solely for measuring the value of Deferred Compensation Accounts and accounting, on a book entry basis, as if the deferred amounts had been invested in actual investments, but no such investments shall be made on behalf of participants. Participants shall not have any voting rights or any other ownership rights with respect to the investment options selected as the measuring mechanism for their Deferred Compensation Accounts.

7. Redesignation Within a Deferred Compensation Account.

(a) General. Except as otherwise provided in paragraph (f) of this Section 7, a participant or the beneficiary or legal representative of a deceased participant, may redesignate amounts credited to a Deferred Compensation Account among the investments available under the Plan. No redesignations relating to a particular deferral may occur on or after the scheduled distribution date for the deferral under the Plan.

(b) Eligible Participants. Active employees and retired participants are eligible to redesignate.

(c) Permitted Frequency. Redesignations may be made at the same frequency as transfers may be made under the SSIP.

(d) Amount of Redesignation. Any redesignation relating to a particular deferral shall be in a specified percentage or dollar amount of the investment option from which the redesignation is being made.

(e) Timing. Redesignation shall occur on the day the participant’s written redesignation election form or telephonic election is received by the Company or its agent designated for this purpose; provided, however, that if such redesignation request is received after 4 p.m. Eastern Time, or on a day that is not a business day (i.e., a day that either the Company’s World Headquarters offices in Dearborn, Michigan or the principal offices of its designated agent are not open to the public for business), then such redesignation shall be effective on the next business day.

(f) Limitations on Redesignations Involving Ford Stock Units. The Committee in its sole discretion at any time may rescind a redesignation in or out of Ford Stock Units if such redesignation was made by a participant who (i) at the time of the redesignation the Committee believes was in the possession of material, nonpublic information with respect to the Company and (ii) in the Committee’s estimation benefited from such information by the timing of his or her redesignation. In the event of a rescission, the participant’s Deferred Compensation Account shall be restored to a status as though such redesignation had not occurred.

8. Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure of the Company or shares of Ford Stock or units of any other investment option provided under the Plan, the Compensation Committee shall make such adjustments, if any, as it may deem appropriate in the number of Ford Stock Units, shares of Ford Stock, including shares represented by Ford Stock Units, or shares or units of other investment options credited to participants’ Deferred Compensation Accounts.

9. Distribution of Deferred Compensation; Financial Hardship.

(a) General. Except as otherwise provided in paragraph (b) of this Section 9 or in Section 11, or as otherwise determined by the Committee, distribution of all or any part of a participant’s Deferred Compensation Account shall be made on, or as soon thereafter as practicable, (i) March 15 of the year selected by the participant for distribution with respect to the particular deferral if the participant is an active employee of the Company on the distribution date, (ii) the March 15 following death or termination for reasons other than retirement, notwithstanding any prior selection by the participant of a subsequent year for distribution with respect to the particular deferral, (iii) the March 15 following retirement if the participant selected distribution upon retirement with respect to the particular deferral and a lump sum distribution was selected, or if the participant selected a particular year for distribution with respect to the particular deferral but retired prior to the year selected, or (iv) the March 15 following retirement with respect to the first annual installment and continuing on the applicable number of consecutive anniversaries of such date if no more than ten annual installments were selected by the participant with respect to the particular deferral. Unless otherwise determined by the Committee, a Deferred Compensation Account or part thereof relating to a particular distribution shall be valued, for purposes of the distribution, as of the following applicable date or as soon thereafter as practicable: March 15 of the year of distribution or the next preceding day for which valuation information is available. Notwithstanding anything contained in the Plan to the contrary, for post-2004 deferrals under the Plan, (i) termination of employment other than for death shall not trigger acceleration of distribution of any or all of a participant's Deferred Compensation Account relating to such deferrals, and (ii) no distribution of any or all of a Deferred Compensation Account relating to such deferrals held by any "key employee" (defined under Section 416(i) of the Internal Revenue Code of 1986, as amended) shall occur earlier than six months following the key employee's termination of employment, except in the case of death. In addition, the Compensation Committee shall determine the extent to which participants may be allowed to elect to change the timing of their distributions prior to retirement; provided, however, that in no event shall any changes be allowed that would trigger taxation of any amount under Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Financial Hardship. At the written request of a participant, the Committee, in its sole discretion, may authorize the cessation of deferrals under the Plan by such participant and distribution of all or any part of the participant's Deferred Compensation Account prior to his or her scheduled distribution date or dates, or accelerate payment of any installment payable with respect to Deferred Compensation, upon a showing of unforeseeable emergency by the participant. For purposes of this paragraph, "unforeseeable emergency" shall mean severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the participant. In any event, payment shall not be made to the extent such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship and (iii) by cessation of deferrals under the Plan. Withdrawals of amounts because of unforeseeable emergency shall only be permitted to the extent reasonably necessary to satisfy the emergency. Examples of what are not considered to be unforeseeable emergencies include the need to send a participant's child to college or the desire to purchase a home. The Committee shall determine the applicable distribution date and the date as of which the amount to be distributed shall be valued with respect to any financial hardship withdrawal or distribution made pursuant to this paragraph (b) of this Section 9. Any participant whose deferrals have ceased under the Plan pursuant to this paragraph may not elect to recommence deferrals until such time as is determined by the Committee, but in no event earlier than permitted under Section 409A of the Internal Revenue Code of 1986, as amended. In the event of a participant's financial hardship withdrawal under the Plan or any employer-sponsored savings plan, deferrals by such participant under the Plan shall be suspended for twelve months following the date of such withdrawal.

(c) Prohibited Distributions or Other Actions. Notwithstanding anything contained in the Plan to the contrary, no otherwise permissible distribution or other action is allowed that would trigger taxation of any amount under Section 409A of the Internal Revenue Code of 1986, as amended.

(d) Election to Change Method and/or Timing of Distributions for Pre-2005 Deferrals. Notwithstanding anything contained in the Plan to the contrary, elections by active participants to change the method and/or timing of distributions for pre-2005 deferrals may be allowed; provided, however, that distributions may not be changed to a lump sum in-service payment in a future year.

10. Designation of Beneficiaries and Effect of Death.

(a) Designation of Beneficiaries. A participant may file with the Company a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Compensation Committee from time to time may prescribe) to receive, in the event of the death of the participant, undistributed amounts of Deferred Compensation that would have been payable to such participant had he or she been living. A participant shall be deemed to have designated as beneficiary or beneficiaries under the Plan the person or persons who receive such participant’s life insurance proceeds under the Company-paid basic Life Insurance Plan unless such participant shall have assigned such life insurance or shall have filed with the Company a written designation of a different beneficiary or beneficiaries under the Plan. A participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any testamentary or other disposition; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive any such payment, or if applicable law requires the Company to do so, the same may be paid to the legal representatives of the participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(b) Distribution Upon Death. Subject to the provisions of Section 9 hereof, in the event of the death of any participant prior to distribution of all or part of such participant’s Deferred Compensation Account, the total value of such participant’s entire Deferred Compensation Account shall be distributed in cash, except as otherwise provided in paragraph (h) or (j) of Section 4, in one lump sum in accordance with paragraph (a) of Section 9 to any beneficiary or beneficiaries designated or deemed designated by the participant pursuant to paragraph (a) of this Section 10 who shall survive such participant (to the extent such designation is effective and enforceable at the time of such participant’s death) or, in the absence of such designation or such surviving beneficiary, or if applicable law requires the Company to do so, to the legal representative of such person, at such time (or as soon thereafter as practicable) and otherwise as if such person were living and had fulfilled all applicable conditions as to earning out set forth in, or established pursuant to the Plan, provided such conditions shall have been fulfilled by such person until the time of his or her death.

11. Effect of Inimical Conduct. Anything contained in the Plan notwithstanding, all rights of a participant under the Plan to receive distribution of all or any part of his or her Deferred Compensation Account shall cease on and as of the date on which it has been determined by the Committee that such participant at any time (whether before or subsequent to termination of such participant’s employment) acted in a manner inimical to the best interests of the Company.

12. Limitations. A participant shall not have any interest in any Deferred Compensation credited to his or her Deferred Compensation Account until it is distributed in accordance with the Plan. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for use for whatever purposes are desired. With respect to Deferred Compensation, a participant shall be merely a general creditor of the Company and the obligation of the Company hereunder shall be purely contractual and shall not be funded or secured in any way. The Plan shall not constitute part of any participant’s or employee’s employment contract with the Company or any participating subsidiary. Participation in the Plan shall not create or imply a right to continued employment.

13. Annual Statements of Account. Account statements shall be sent to participants as soon as practicable following the end of each year as to the balances of their respective Deferred Compensation Accounts as of the end of the previous calendar year.

14. Withholding of Taxes. The Company shall have the right to withhold an amount sufficient to satisfy any federal, state or local income taxes or FICA or medicare taxes that the Company may be required by law to pay with respect to any Deferred Compensation Account, including withholding payment from a participant’s current compensation.

15. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to paragraph (a) of Section 10), nor shall such rights or benefits be subject to attachment or legal process for or against a participant or his or her beneficiary or beneficiaries, as the case may be.

16. Administration Expense. The entire expense of offering and administering the Plan shall be borne by the Company and its participating subsidiaries.

17. Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections. The Compensation Committee, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify the Plan or suspend any of its provisions; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts credited to or accrued in his or her Deferred Compensation Account. The Committee at any time may rescind or correct any deferrals or credits to any Deferred Compensation Account made in error or that jeopardize the intended tax status or legal compliance of the Plan.

18. Indemnification and Exculpation.

(a) Indemnification. Each person who is or shall have been a member of the Compensation Committee or a member of the Deferred Compensation Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Compensation Committee, each member of the Deferred Compensation Committee, each member of the IPOC and each member of the Investment Process

Committee shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan or any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Compensation Committee, a member of the Deferred Compensation Committee, a member of the IPOC or a member of the Investment Process Committee be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

19. Finality of Determinations; Request for Review. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Compensation Committee or the Deferred Compensation Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Compensation Committee and each of the members thereof, the Deferred Compensation Committee and each of the members thereof, and the directors, officers, and employees of the Company, the Plan participants, and their respective successors in interest. In the event a participant wishes to appeal a decision relating to the Plan, a request in writing may be submitted to the Committee.

20. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.